UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CVRx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CVRX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2025

April 23, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 annual meeting of the stockholders (the “Annual Meeting”) of CVRx, Inc., a Delaware corporation (“we,” “us,” “CVRx,” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Tuesday, June 3, 2025 at 11:00 a.m. (Central Time) for the following purposes:

1.	To elect the two nominees for Class I director to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election are Kevin Ballinger and Mitch Hill;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is April 7, 2025 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

The 2025 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote, and submit questions via the internet similar to attendance at an in-person meeting. You are cordially invited to attend. If you plan to participate in the virtual Annual Meeting, please see the Questions and Answers section below for further information.

If you have any questions or need assistance in voting your shares, please contact CVRx Investor Relations at ir@cvrx.com.

By Order of the Board of Directors

/s/ Jared Oasheim

Jared Oasheim
Chief Financial Officer
Minneapolis, Minnesota

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
VIRTUALLY ATTEND THE ANNUAL MEETING.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the internet or telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still attend the Annual Meeting. Voting your shares promptly will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation.

i

CVRx, Inc.
9201 West Broadway Avenue, Suite 650
Minneapolis, Minnesota 55445

PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2025

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We expect that this Proxy Statement and the Notice will be mailed to stockholders on or about April 23, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
June 3, 2025 at 11:00 a.m. (Central Time) via the internet.

Please visit www.virtualshareholdermeeting.com/CVRX2025 for more details.

The Proxy Statement and 2024 Annual Report on Form 10-K are available at: www.proxyvote.com.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 3, 2025 at 11:00 a.m. (Central Time) in a virtual meeting format. You will not be able to attend the Annual Meeting in person. At our virtual Annual Meeting, stockholders will be able to attend, vote and submit questions via the internet. You will need your 16-digit control number included on the Notice, on the proxy card or in the instructions that accompanied the proxy materials to enter the Annual Meeting. You may log into the virtual meeting platform beginning at 10:45 a.m. (Central Time) on June 3, 2025.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in these proxy materials.

Information on how to vote at the Annual Meeting is discussed below.

Can I ask questions at the virtual Annual Meeting?

Stockholders as of our Record Date who attend and participate in our virtual Annual Meeting will have an opportunity to submit questions via the internet during a designated portion of the Annual Meeting. Stockholders will be limited to no more than two questions per person.

What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Who can vote at the Annual Meeting?

Only validated stockholders at the close of business on the Record Date of April 7, 2025, will be entitled to vote at the Annual Meeting. On the Record Date, there were 26,056,808 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 7, 2025, your shares were registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If, on April 7, 2025, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. The deadline for submitting your voting instructions to your broker, bank or other nominee is listed on the notice sent to you. You are also invited to attend the Annual Meeting and should follow the instructions from your broker, bank or other nominee on how to gain admittance and vote or ask questions.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class I directors to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	Ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•	“For” the election of the two nominees for director; and

•	“For” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2025.

How do I vote?

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a broker, bank or other nominee:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.

By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the Annual Meeting through www.virtualshareholdermeeting.com/CVRX2025. As described above, you need the 16-digit control number on your Notice or proxy card to access the virtual meeting platform.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive a Notice from your broker, bank or nominee that include instructions that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 7, 2025, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for Class I director and “For” the ratification of Grant Thornton as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent timely proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Secretary, CVRx, Inc., 9201 West Broadway, Suite 650, Minneapolis, Minnesota 55445; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to ir@cvrx.com.

•	You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold” and broker non-votes for the proposal to elect directors and, with respect to each other proposal, votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine” under applicable rules but cannot vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker, bank or nominee and are considered to be “broker non-votes.” Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. Brokers, banks and other nominees do not have authority to vote on the election of directors without voting instruction from the beneficial owner. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal, what are the voting options, how does the Board recommend I vote and what is the effect of an withhold/abstention or broker non-vote?

Proposal	Vote Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed?	Effect of Withhold/ Abstention	Effect of Broker Non-Vote
No. 1. Election of Directors – Two Nominees	Plurality	“For” or “Withhold”	“For”	No	None	None

No. 2. Ratification of the Appointment of Grant Thornton as the Company’s Independent Registered Public Accounting Firm	Majority of Shares Present or Represented by Proxy and Entitled to Vote on the Matter	“For,” “Against” or “Abstain”	“For”	Yes	Against	N/A

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote generally in the election of directors are represented in person or by proxy at the Annual Meeting. On the Record Date, there were 26,056,808 shares outstanding and entitled to vote. Thus, the holders of at least 13,028,405 shares must be in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to ir@cvrx.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all your shares are voted.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting of stockholders due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2026 annual meeting of stockholders (the “2026 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 24, 2025. Proposals should be sent to our Secretary at CVRx, Inc., 9201 West Broadway, Suite 650, Minneapolis, Minnesota 55445.

When are other proposals and stockholder nominations for the 2026 Annual Meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated By-Laws (our “By-Laws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2026 Annual Meeting under these provisions of our By-Laws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than February 3, 2026 and not later than March 5, 2026 in order to be considered. In the event that the 2026 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Secretary no earlier than 120 days prior to such annual meeting and no later than 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, no later than the tenth day following the day on which we make a public announcement of the date of the 2026 Annual Meeting. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2026.

Nominations or proposals should be sent in writing to our Secretary at CVRx, Inc., 9201 West Broadway, Suite 650, Minneapolis, Minnesota 55445. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2026 Annual Meeting must set forth certain information, which is specified in our By-Laws.

EMERGING GROWTH COMPANY EXPLANATORY NOTE

We completed our initial public offering in July 2021. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will be an emerging growth company until the last day of the fiscal year following July 2, 2026, the fifth anniversary of the closing of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur at the end of the fiscal year during which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Because we have elected to take advantage of certain reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board is presently comprised of seven members. Accordingly, the Board has set the number of directors that will constitute the Board as of the Annual Meeting at seven. The Board is divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting. Each director elected at an annual meeting serves from the time of his or her election until the third annual meeting of stockholders following that election and until his or her successor is duly elected and qualified. Class I directors, with a term expiring at the Annual Meeting, consist of Messrs. Kevin Ballinger and Mitch Hill.

The Nominating and Corporate Governance Committee has recommended, and the Board has approved, the nomination of two Class I directors, Messrs. Ballinger and Hill, for election for three-year terms expiring at the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of these nominees is currently a director of the Company and is standing for election by stockholders for the first time at the Annual Meeting. In 2024, the Nominating and Corporate Governance Committee commenced a process to identify director candidates with relevant leadership experience to join the Board and retained a third-party search firm to assist in identifying and evaluating potential candidates. Messrs. Ballinger and Hill were identified as potential candidates for the Board by a third-party search firm and by our Chief Executive Officer, respectively, and both were evaluated by the search firm amongst other potential candidates.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Nominating and Corporate Governance Committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.

Director Information

The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class Current Term Expires	Independent	AC		CC	NCG
Nominees for Class I Directors
Kevin Ballinger	52	September 2024	Class I 2028 Annual Meeting	Yes		—	—	M
Mitch Hill	66	September 2024	Class I 2028 Annual Meeting	Yes		F, M	M	—

Continuing Directors
Kevin Hykes	59	December 2022	Class II 2026 Annual Meeting	No		—	—	—
Mudit Jain	56	July 2020	Class III 2027 Annual Meeting	Yes		—	C	M
Kirk Nielsen	51	July 2020	Class III 2027 Annual Meeting	Yes		M	—	C
Martha Shadan	69	July 2021	Class III 2027 Annual Meeting	Yes	-	—	M	—
Joseph Slattery (ILD)	60	October 2008	Class II 2026 Annual Meeting	Yes		F, C	M	—

C:	Committee Chair	M:	Member	F:	Financial Expert
AC:	Audit Committee	CC:	Compensation Committee	NCG:	Nominating and Corporate
ILD:	Independent Lead Director				Governance Committee

A brief biography of each nominee and each continuing director is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to believe that the director should serve on the Board.

Nominees for Terms Expiring in 2028 (Class I Directors)

Kevin Ballinger has served as a director on the Board since September 2024. From July 2020 to September 2023, Mr. Ballinger served as Chief Executive Officer of Aldevron, LLC, a privately held genomics company that was acquired by Danaher Corporation in August 2021. Prior to joining Aldevron, Mr. Ballinger spent 25 years at Boston Scientific Corporation. During his last nine years at Boston Scientific, Mr. Ballinger served as Executive Vice President and Global President of the Interventional Cardiology division. Mr. Ballinger previously served on the boards of directors of Silk Road Medical, Inc. and Shockwave Medical, Inc. Mr. Ballinger earned his B.S. in mechanical engineering from Michigan Technological University, and his M.B.A. from the University of Minnesota’s Carlson School of Management.

The Board believes that Mr. Ballinger’s experience in the medical device industry, as an executive leader, and as a member of the boards of directors of multiple companies in the healthcare industry qualifies him to serve as a director on the Board.

Mitch Hill has served as a director on the Board since September 2024. Mr. Hill retired as the Chief Financial Officer of Inari Medical, Inc., in October 2024, which was a position he had held since March 2019. From June 2018 to February 2019, Mr. Hill served as the Chief Executive Officer and as a member of the board of directors of Flow Lighting Technologies, Inc., a private company specializing in cloud-based software. From August 2017 to June 2018, Mr. Hill served as a member of the board of directors of LIVMOR, Inc., a private company focusing on digital health solutions for remote patient monitoring. From September 2015 to May 2018, Mr. Hill served as a member of the board of directors and audit committee of Ominto, Inc., a private company with global operations in the e-commerce, marketing and entertainment industries. From March 2013 to March 2015, Mr. Hill was the Executive Vice President and Chief Financial Officer of Alphaeon Corporation, a private company serving healthcare providers in the self-pay medical field. Prior to 2013, Mr. Hill served as Chief Financial Officer at a number of companies, including Cameron Health, Inc., Visiogen Inc., Insight Health Services Holdings Corp., BMS Reimbursement Management, Buy.com, Inc., Walt Disney Imagineering and Disney Development Co. Mr. Hill received his B.S. in Business Accounting from Brigham Young University and an M.B.A. from Harvard Business School.

The Board believes that Mr. Hill’s extensive finance and business experience, including in the medical device industry, and his expertise in public accounting qualify him to serve as a director on the Board.

Class II Directors (Terms Expiring in 2026)

Kevin Hykes has served as our President and Chief Executive Officer, since February 2024, and as a director on the Board, since December 2022. He has also served as a Venture Advisor to Vensana Capital, a medtech-focused investment firm, since November 2019. Mr. Hykes previously served as the Chief Executive Officer of Augmedics, Inc., an augmented reality surgical navigation company, from December 2021 to February 2024. Mr. Hykes previously served as the President and Chief Executive Officer of each of Bardy Diagnostics, Inc., a remote cardiac monitoring and individual health services company, from August 2020 until its acquisition in June 2021, and Relievant, Inc., a provider of interventional treatment for chronic low back pain, from 2017 to January 2020. He also served as Chairman and Chief Executive Officer of Metavention, Inc., a neuromodulation company, from 2013 to 2017, President and Chief Executive Officer of Cameron Health, Inc., a cardioverter-defibrillator medical device company, from 2010 until its acquisition in 2013, and Chief Commercial Officer of Visiogen, Inc., a developer of products for cataract and refractive patients, from 2008 until its acquisition in 2010. Mr. Hykes served as an Operating Partner at Versant Ventures, a healthcare focused venture capital firm, from 2013 to 2017. Mr. Hykes previously served on the boards of directors of Augmedics, Inc., Bardy Diagnostics, Inc., Cameron Health, Inc., Hansen Medical Inc., Metavention, Inc., Relievant, Inc., and Veran Medical Systems, Inc. Mr. Hykes also serves as a board member of AdvaMed Accel, a division of the AdvaMed trade association. Mr. Hykes received a B.A. in Business Administration from the University of Wisconsin and an M.B.A. from Northwestern University.

The Board believes that Mr. Hykes’ leadership of our company as our President and Chief Executive Officer, as well as his significant senior executive leadership experience in the healthcare technology industry, uniquely positions him to contribute to the Board.

Joseph Slattery has served as a director on the Board since October 2008. He previously served as the Executive Vice President and Chief Financial Officer of Asensus Surgical, Inc., a medical device company, from October 2013 to December 2019. Mr. Slattery also served as the Executive Vice President and Chief Financial Officer of Baxano Surgical, Inc., from April 2010 to September 2013. From February 1996 to August 2007, Mr. Slattery served in various roles of increasing responsibility at Digene Corporation, including as Chief Financial Officer and Senior Vice President of Finance and Information Systems, from October 2006 to August 2007. Mr. Slattery serves on the board of directors of Replimune Group, Inc., and he previously served on the boards of directors of Baxano Surgical, Inc., Exosome Diagnostics, Inc., Micromet, Inc., Morphic Therapeutic, Inc., and Omega Alpha SPAC. Mr. Slattery received a B.S. in Accounting from Bentley University and is a certified public accountant.

The Board believes that Mr. Slattery’s extensive finance and business experience in the life sciences industry and his expertise in public accounting qualify him to serve as a director on the Board.

Class III Directors (Terms Expiring in 2027)

Mudit K. Jain, Ph.D. has served as a director on the Board since July 2020. He has served as a Founding General Partner at Treo Ventures I, L.P. (formerly known as Strategic Healthcare Investment Partners) (“Treo”), a medical device-focused venture capital firm, since September 2018, and previously served as a Managing Director at Synergy Venture Partners, LLC, a medical technology venture capital investment firm, from April 2007 to September 2018. Dr. Jain has also served as the CEO and co-founder of NuXcel, a medical device accelerator, since 2018. Dr. Jain currently serves on the boards of directors of Avivomed, Inc., Neochord, Inc., Neuspera, Inc., Noctrix, Inc., NuXcel, One Heart Health, a non-profit organization, ShiraTronics, Inc., and iVEAcare, Inc., and he previously served on the board of directors of Inspire Medical Systems, Inc., Aptus Endosystems, Inc., and Impres Medical, Inc. Dr. Jain received a Ph.D. in Biomedical Engineering from Duke University, an M.B.A. from The Wharton School of the University of Pennsylvania and a B.E. in Electrical Engineering from National Institute of Technology, Nagpur, India.

The Board believes that Dr. Jain’s experience as a venture capital investor and expertise in biomedical engineering qualify him to serve as a director on the Board.

Kirk Nielsen has served as a director on the Board since July 2020. Mr. Nielsen has served as a Managing Partner at Vensana Capital, a medtech-focused investment firm, since January 2019 and as a Managing Director at Versant Ventures, a healthcare-focused venture capital firm, since January 2011. He currently serves on several boards of directors for private companies, including Alleviant Medical, Inc., Elucent Medical, Inc., iVEAcare, Inc., Moxe Health Corporation, and Okami Medical, Inc., and previously served on the boards of directors of Artelon, Inc., Inari Medical, Inc., Metavention, Inc., Monteris Medical, Respicardia, Inc., and SpyGlass Pharma. Mr. Nielsen received an M.B.A. from Harvard Business School and an A.B. from Harvard College.

The Board believes that Mr. Nielsen’s extensive management experience serving on the boards of directors of several medical technology companies qualifies him to serve as a director on the Board.

Martha Shadan has served as a director on the Board since July 2021. Ms. Shadan has served as President and Chief Executive Officer of Miach Orthopaedics, a developer of bio-engineered surgical implants for connective tissue restoration, from January 2019 to June 2022. From January 2018 to December 2018, Ms. Shadan served as Global Vice President of Marketing at Smith & Nephew plc, a multinational medical equipment manufacturer, a role she assumed after the company acquired Rotation Medical, a medical device company focused on regenerative shoulder repair treatment, where she was President and Chief Executive Officer. Ms. Shadan led Rotation Medical through FDA approval and commercialization of the Rotation Medical Bioinductive Implant for rotator cuff tears (now known as REGENETEN), as well as the company’s acquisition by Smith & Nephew in December 2017. Prior to joining Rotation Medical in January 2013, Ms. Shadan served as President of the Trauma Division at Zimmer where she managed the P&L for the global business and Vice President/General Manager of Vascular Therapies and Vice President/General Manager of BioSurgery and Sports Surgery at Covidien, and she held various positions at Bristol Myers Squibb Co. and Merck Millipore. Ms. Shadan currently serves on the boards of directors of AdvaMed, a trade association, LeMaitre Vascular Inc., Medartis AG, S2N Health, Inc., and as Chair of the board of directors of BrilliantStrings Therapeutics. Ms. Shadan received an M.B.A. from Northeastern University, a Master of Science in Biology from Michigan State University and Bachelor of Science in Biology from the University of New Hampshire.

The Board believes that Ms. Shadan’s significant executive leadership experience in the healthcare technology industry qualifies her to serve as a director on the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE TWO NAMED DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

This section describes key corporate governance guidelines and practices that the Board has adopted, as well as additional information about the Board. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and the Company’s Code of Ethics and Conduct, described below, can be found in the Corporate Governance section of the Investor Relations page of our website at ir.cvrx.com/investor-relations. Alternatively, you can request a copy of any of these documents free of charge by writing to our Secretary at CVRx, Inc., 9201 West Broadway, Suite 650, Minneapolis, Minnesota 55445. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Board Composition

The Board currently consists of seven directors. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes of directors serving staggered three-year terms. At each annual meeting of stockholders, the directors will be elected to succeed the class of directors whose terms have expired. The current directors are divided among the three classes as follows:

●	Class I directors consist of Messrs. Ballinger and Hill, whose terms expire at the 2025 Annual Meeting;

●	Class II directors consist of Messrs. Hykes and Slattery, whose terms expire at the 2026 Annual Meeting; and

●	Class III directors consist of Messrs. Jain and Nielsen, and Ms. Shadan, whose terms expire at the 2027 Annual Meeting.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

Independence of the Board of Directors

The Board has affirmatively determined that all of the nominees and continuing directors, other than Mr. Hykes, are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” There are no family relationships between any of the directors or executive officers.

Board Leadership Structure and Executive Sessions

The Board believes that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer and/or to appoint an Independent Lead Director in any manner that it determines to be in the best interests of the Company at any point in time. The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. The Company’s Corporate Governance Guidelines provide that at any time when the Board is not led by an Independent Director serving as Chairman of the Board, the Independent Directors shall elect an Independent Director to serve as Lead Director.

Currently, there is not a Chairman of the Board; therefore, the Board has elected an Independent Lead Director. In February 2024, Mr. Slattery was elected Independent Lead Director to succeed Mr. Nielsen. The Board believes that the current Board leadership structure, with Mr. Slattery currently serving as the Independent Lead Director and Mr. Hykes serving as the Chief Executive Officer, provides effective independent oversight of management. The Board’s Independent Directors bring experience, oversight and expertise from outside of the Company, while Mr. Hykes brings Company-specific expertise and leadership.

The Company’s Corporate Governance Guidelines provide that the Board’s Independent Directors meet in executive session without non-Independent Directors or management present at most regularly scheduled Board meetings or more often as determined appropriate by the Independent Directors. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or any such committee deems appropriate. In addition, all members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting and compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. The Board also encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Meetings of the Board of Directors

The Board oversees the Company’s business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2024, the Board held eight meetings. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to director attendance. Five of the six then-serving directors attended the Company’s 2024 annual meeting.

Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee oversees our corporate accounting and financial reporting process and assists the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the independent auditor’s qualifications, independence and performance, (iii) the Company’s internal control over financial reporting and (iv) the compliance by the Company with certain legal and regulatory requirements. During 2024, the Audit Committee met eight times.

The Audit Committee operates under a written charter and is responsible for, among other things:

●	appointing, compensating, retaining and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company;

●	discussing with our independent auditor any audit problems or difficulties and management’s response;

●	pre-approving all audit and non-audit services provided to the Company by the independent auditor (other than those provided pursuant to appropriate preapproval policies established by the Audit Committee or exempt from such requirement under the rules of the SEC);

●	reviewing and discussing with management and our independent auditor financial statements and management’s discussion and analysis of financial condition and results of operations to be included in the Company’s annual and quarterly reports to be filed with the SEC;

●	reviewing and discussing with management the Company’s policies, practices and risks related to information security and cybersecurity; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of Messrs. Hill, Nielsen and Slattery, with Mr. Slattery serving as the committee chair, and the Board has affirmatively determined that each member meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, the Board has determined that each of Messrs. Hill and Slattery is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Each member of the Audit Committee is financially literate.

Compensation Committee

The Compensation Committee oversees the Company’s compensation policies, plans and benefits programs. During 2024, the Compensation Committee met nine times.

The Compensation Committee operates under a written charter and is responsible for, among other things:

●	reviewing and approving corporate goals and objectives with respect to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

●	reviewing and setting or making recommendations to the Board regarding the compensation of the Company’s other executive officers;

●	reviewing and making recommendations to the Board regarding director compensation; and

●	reviewing and approving or making recommendations to the Board regarding the Company’s compensation plans, policies and programs.

The Compensation Committee consists of Messrs. Hill, Jain and Slattery, and Ms. Shadan, with Mr. Jain serving as the committee chair. The composition of the Compensation Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the Compensation Committee is a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees and assists the Board in reviewing and recommending director nominees. During 2024, the Nominating and Corporate Governance Committee met six times.

The Nominating and Corporate Governance Committee operates under a written charter and is responsible for, among other things:

●	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

●	recommending to the Board the nominees for election to the Board at annual meetings of the Company’s stockholders;

●	overseeing the self-evaluations of the Board and Board committees;

●	overseeing the Company’s programs, policies and practices relating to corporate responsibility and sustainability, including environmental, social and governance matters; and

●	developing and recommending to the Board any proposed changes to the Company’s Corporate Governance Guidelines and principles.

The Nominating and Corporate Governance Committee consists of Messrs. Ballinger, Jain and Nielsen, with Mr. Nielsen serving as the committee chair. The composition of the Nominating and Corporate Governance Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

Compensation Committee Processes and Procedures

The implementation of the Company’s compensation philosophy is carried out under the supervision of the Compensation Committee. The Compensation Committee charter requires that the Compensation Committee meet as often as it determines is appropriate to carry out its responsibilities. The Compensation Committee also meets regularly in executive session. Members of the Company’s management, in addition to the Compensation Committee’s independent advisors, may attend portions of the Compensation Committee meetings for the purpose of providing analysis and information to assist in making recommendations on various compensation matters. However, the Company’s management does not participate in executive sessions of the Compensation Committee.

In 2024, the Compensation Committee continued to engage Aon as an independent advisor to the Compensation Committee. Aon conducted an analysis and provided advice on, among other things, the appropriate amounts and forms of compensation for our executive officers, including compensation decisions related to our Chief Executive Officer transition. For 2024, the Compensation Committee approved, with input from Aon, a peer group of comparable public companies, and Aon provided compensation information for those companies. The Compensation Committee considered this report when making its determinations regarding executive compensation for 2024.

The Compensation Committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, has confirmed the independence of Aon as a compensation advisor and determined that retaining Aon does not result in any conflict of interest.

Nominating and Corporate Governance Committee Process and Procedures

In connection with its nomination of directors for election or re-election at the Annual Meeting and periodically throughout the year, the Nominating and Corporate Governance Committee considers the composition of the Board and each Board committee to evaluate their effectiveness and whether changes should be considered. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board considers the following factors and qualifications, without limitation:

●	the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

●	practical and mature business judgment;

●	personal and professional integrity;

●	ethics and values; and

●	diversity.

The Nominating and Corporate Governance Committee periodically reviews the composition of the Board in light of then-current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity on the Board, the Nominating and Corporate Governance Committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board.

All of the Class I director nominees have been recommended to the Board by the Nominating and Corporate Governance Committee for election as directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholder Recommendations to the Board of Directors

Stockholders who wish to recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Secretary, CVRx, Inc., 9201 West Broadway Avenue, Suite 650, Minneapolis, MN 55445. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholder Communications with the Board of Directors

The Board’s relationship with the Company’s stockholders is an important part of the Company’s corporate governance program. Engaging with the Company’s stockholders helps the Board to understand how stockholders view the Company, to set goals and expectations for the Company’s performance and to identify emerging issues that may affect the Company’s strategies, corporate governance, compensation practices or other aspects of its operations. Stockholder and investor outreach includes investor road shows, analyst meetings and investor conferences and meetings. The Board also communicates with stockholders and other stakeholders through various media, including the Company’s annual report and SEC filings, proxy statement, news releases and website. The Company’s conference calls on quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on the Company’s website for a period of time.

The Board has a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at c/o Secretary, CVRx, Inc., 9201 West Broadway Avenue, Suite 650, Minneapolis, MN 55445. All appropriate communications received by the Company’s Secretary will be sent directly to the Board or to the particular director.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors, including the Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Code of Business Conduct and Ethics is available in the Documents and Charters section of the Investor Relations page of our website at ir.cvrx.com/investor-relations. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. The Company intends to disclose future amendments or waivers to the Code of Business Conduct and Ethics on its website or in public filings.

Insider Trading Policy, Including Anti-Hedging and Anti-Pledging Policy

The Board has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company’s stock that applies to all employees, officers and directors. The Company believes the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. Under this policy, all employees, officers and directors and their family members are prohibited from trading in the Company’s stock when they have material, nonpublic information about the Company, and it also prohibits disclosing (or “tipping”) such information. The policy also imposes certain quarterly trading window restrictions and pre-clearance requirements. The policy also requires the Company to comply with insider trading rules when effecting transactions in its stock.

The policy also prohibits short-sales, transactions in put or call options or other derivative transactions, hedging transactions or other inherently speculative transactions in CVRx stock or pledging CVRx stock in any circumstance, including by purchasing CVRx stock on margin or holding CVRx stock in a margin account. With respect to the prohibition on hedging, the policy prohibits the purchase of any financial instrument, including prepaid variable forward contracts, equity swaps, zero cost collars and exchange funds that are designed to hedge or offset any decrease in the market value of CVRx stock; however, it does not prohibit participation in general portfolio diversification or investing in broad-based exchange funds.

DIRECTOR COMPENSATION

The directors play a critical role in guiding the Company’s strategic direction and in overseeing the Company’s management. The many responsibilities and risks and the substantial time commitment of being a director require that the Company provides adequate compensation commensurate with the directors’ workload and opportunity costs. Non-employee directors receive a combination of annual cash retainers and annual grants of stock options.

Compensation of our non-employee directors is reviewed and determined by the Board on an annual basis. The annual cash retainers and equity compensation for non-employee directors who serve during only a portion of a fiscal year is pro-rated. The Board reviewed our non-employee director compensation, including market data provided by Aon, and approved an increase in the non-employee board member cash retainer from $40,000 to $45,000 and the grant date fair value of annual equity compensation from $100,000 to $130,000. As a result, the compensation program for 2024 is described below:

Compensation Component	Amount ($)
Cash Compensation:
Non-Employee Board Member	45,000
Committee Chair
Audit	20,000
Compensation	15,000
Nominating and Corporate Governance	10,000
Committee Member
Audit	10,000
Compensation	7,500
Nominating and Corporate Governance	5,000
Chairman or Independent Lead Director	32,500

Equity Compensation (Stock Options):
Non-Employee Board Member	130,000

Cash Compensation. Cash retainers are paid quarterly in arrears.

Equity Compensation.

Annual Grant: A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders shall be granted, on such annual meeting date, stock options with a grant date value of approximately $130,000, which shall vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date.

Initial Grant: Each non-employee director who is initially elected or appointed to serve on the Board shall be granted a stock option award with a grant date value of approximately $260,000, reflecting two times the annual equity grant value. The initial equity grant vests ratably on an annual basis over three years from the date of grant.

Each such award will vest in full upon the death or permanent disability of the non-employee director and upon a change in control of the Company (as defined in the 2021 Equity Incentive Plan (the “2021 Plan”)).

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

2024 Director Compensation Table

The following table sets forth information for the year ended December 31, 2024, regarding the compensation awarded to, earned by or paid to the non-employee directors who served on the Board during 2024. Mr. Yared, who served as the Company’s President and Chief Executive Officer through February 11, 2024, did not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Yared is reported below in the “Summary Compensation Table.”

Director Compensation in 2024

Director Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)(1)(2)	Total ($)
Kevin Ballinger	16,389	259,944	276,333
Ali Behbahani(3)	42,014	129,928	171,942
Mitch Hill	20,486	259,944	280,430
Kevin Hykes(4)	6,384	—	6,384
Mudit Jain	70,562	129,928	200,490
Kirk Nielsen	65,411	129,928	195,339
Martha Shadan	52,500	129,928	182,428
Joseph Slattery	101,228	129,928	231,156

(1)	Amounts reflect the aggregate grant date fair value of stock options computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	As of December 31, 2024, the non-employee directors held outstanding stock options to acquire the following number of shares of the Company’s common stock:

Director Name	Outstanding Stock Options (#)
Kevin Ballinger	36,136
Mitch Hill	36,136
Mudit Jain	76,629
Kirk Nielsen	77,893
Martha Shadan	101,120
Joseph Slattery	116,358

(3)	Mr. Behbahani resigned from the Board effective August 30, 2024.

(4)	Mr. Hykes was appointed as the Company’s President and Chief Executive Officer effective February 12, 2024. He received compensation for his service as a non-employee director until that date.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and the Board is submitting this appointment to our stockholders for ratification at the Annual Meeting. Grant Thornton has served as the Company’s independent registered public accounting firm since 2016. Representatives of Grant Thornton plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our By-Laws nor other governing documents or law require stockholder ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following is a summary of the fees and services provided by Grant Thornton to the Company for fiscal years 2024 and 2023:

	Fiscal Year Ended December 31,
Description of Services Provided by Grant Thornton	2024 ($)	2023 ($)
Audit Fees(1)	292,280	257,230
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
TOTAL	292,280	257,230

(1)	Audit fees for Grant Thornton for 2024 and 2023 were for professional services rendered for the audits of the Company’s financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements. Fees for 2024 and 2023 included $90,480 and $59,280, respectively, related to comfort letters provided for the Company’s at-the-market facility.

As set forth in the Audit Committee Charter, the Audit Committee pre-approves the scope of the audit, audit-related and tax services provided by the independent registered public accounting firm, as well as all associated fees and terms, pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

All the services provided by Grant Thornton during 2024, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2024, the Audit Committee met and held discussions with management and Grant Thornton, the Company’s independent registered public accounting firm. The Company’s management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2024, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with Grant Thornton.

In addition, the Audit Committee has reviewed and discussed with Grant Thornton: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the SEC; and (ii) the written disclosures and the letter received from Grant Thornton required by applicable requirements of PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence and the independence of Grant Thornton from the Company and its management.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Joseph Slattery, Chair
Mudit Jain

Kirk Nielson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s common stock as of April 7, 2025 by:

•	each person whom we know to own beneficially more than 5% of our common stock;

•	each of the Company’s directors, nominees and named executive officers individually; and

•	all the Company’s directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or pursuant to vesting of RSUs, within 60 days of April 7, 2025. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of the Company’s common stock is based on 26,056,808 shares of the Company’s common stock issued and outstanding as of April 7, 2025.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o CVRx, Inc., 9201 West Broadway Avenue, Suite 650, Minneapolis, MN 55445. To the Company’s knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
Johnson & Johnson(1)	4,103,430	15.7%
New Enterprise Associates(2)	2,026,083	7.8%
Vensana Capital I, L.P.(3)	1,711,355	6.6%
Directors
Kevin Ballinger	0	*
Mitch Hill	0	*
Mudit Jain(4)	1,014,676	3.9%
Kirk Nielsen(3)(5)	1,789,248	6.8%
Joseph Slattery(6)	146,813	*
Martha Shadan(7)	101,120	*
Named Executive Officers
Kevin Hykes(8)	174,273	*
Jared Oasheim(9)	280,504	1.1%
Robert John	0	*
Nadim Yared(10)	828,921	3.1%
All current executive officers and directors as a group (11 persons)(11)	3,762,688	13.9%

*	Represents less than 1% of CVRx’s outstanding common stock.

(1)	Based solely on a Form 13G/A filed with the SEC on November 1, 2024. All shares are held of record Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”), a wholly-owned subsidiary of Johnson & Johnson (“J&J”), J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC. The principal business address of J&J is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 and the principal business address of JJDC is 410 George Street, New Brunswick, New Jersey 08901.

(2)	Based solely on a Form 13D/A filed with the SEC on February 20, 2025. All shares are held of record by New Enterprise Associates 10, Limited Partnership (“NEA 10”). As the sole partner of NEA 10, NEA Partners 10, Limited Partnership (“NEA Partners 10”) may be deemed to own beneficially the shares held by NEA 10. As sole general partner of NEA Partners 10, Scott D. Sandell may be deemed to own beneficially the shares held by NEA 10. As individual members of the Executive Committee of NEA Management Company, LLC, which committee has been delegated approval rights with respect to dispositions of the shares held by NEA 10, each of Anthony A. Florence, Jr. and Mohamad H. Makhzoumi may also be deemed to beneficially own the shares held by NEA 10. Each of the aforementioned persons disclaim beneficial ownership of all the shares held by NEA 10 other than shares which such person owns of record. The address of the above entities and Mr. Sandell is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. The address of Mr. Florence is 104 5th Ave., 19th Floor, New York, New York 10011. The address of Mr. Makhzoumi is 2855 Sand Hill Road, Menlo Park, California 94025.

(3)	Based solely on a Form 13G/A filed with the SEC on February 6, 2025. All shares are held of record by Vensana Capital I, L.P. (“Vensana I”). Vensana Capital I GP, LLC (“Vensana GP I”) is the general partner of Vensana I and may be deemed to share voting, investment and dispositive power with respect to these securities. Kirk Nielsen, a member of the Board, and Peter Justin Klein are the managing directors of Vensana GP I and may each be deemed to share voting, investment and dispositive power with respect to these securities. The address of Vensana I is 3601 W. 76th Street, Suite 20, Minneapolis, Minnesota 55435.

(4)	Includes (i) options exercisable for 76,629 shares of common stock on or before June 6, 2025, (ii) options exercisable for 1,264 shares of common stock on or before June 6, 2025 that are owned by Treo and (iii) 933,383 shares of common stock that are owned by Treo. Mr. Jain is the General Partner of Treo and shares voting and dispositive power over the shares held by Treo.

(5)	Includes (i) options exercisable for 77,893 shares of common stock on or before June 6, 2025 and (ii) 1,711,355 shares of common stock that are owned by Vensana I. Mr. Nielsen is a Managing Director of Vensana, the General Partner of Vensana I, and shares voting and dispositive power over the shares held by Vensana I. Mr. Nielsen disclaims beneficial ownership of the shares held by Vensana I except to the extent of his pecuniary interest thereof.

(6)	Includes options exercisable for 116,168 shares of common stock on or before June 6, 2025.

(7)	Includes options exercisable for 101,120 shares of common stock on or before June 6, 2025.

(8)	Includes options exercisable for 144,273 shares of common stock on or before June 6, 2025.

(9)	Includes options exercisable for 265,057 shares of common stock on or before June 6, 2025.

(10)	Includes (i) options exercisable for 769,445 shares of common stock on or before June 6, 2025 and (ii) 25,165 shares of common stock held by the Nadim Yared Irrevocable Trust for Children, of which Mr. Yared and his wife serve as the trustees.

(11)	Includes options exercisable for 1,036,539 shares of common stock on or before June 6, 2025. See also footnotes 4 and 5 above for other shares indirectly owned.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Kevin Hykes	59	President, Chief Executive Officer & Director
Philip Adamson	65	Chief Medical Officer
Robert John	52	Chief Revenue Officer
Jared Oasheim	42	Chief Financial Officer
Paul Verrastro	62	Chief Marketing and Strategy Officer

Mr. Hykes’ biography can be found above with the biographies of the other members of the Board. Biographies for the Company’s other executive officers are below.

Dr. Philip B. Adamson has served as the Company’s Chief Medical Officer since May 2024. Dr. Adamson previously served as Divisional Vice President and Chief Medical Officer of the Heart Failure division at Abbott Laboratories from February 2015 to May 2024. Prior to this, he served as Vice President and Medical Director at St. Jude Medical from February 2015 to January 2017. Dr. Adamson also previously served as Director of the Heart Failure Treatment Program at Oklahoma Heart Hospital from July 2005 to February 2015. Before beginning his traditional clinical practice, Dr. Adamson served as an Associate Professor at the University of Oklahoma Health Sciences Center from July 1995 to June 2005. Dr. Adamson received his M.D. and M.S. from the University of Oklahoma College of Medicine.

Robert John has served as the Company’s Chief Revenue Officer since June 2024. He has over 28 years of experience in clinical and sales roles in areas of cardiac rhythm management, electrophysiology and heart failure. Mr. John previously served as Divisional Vice President at Abbott for Abbott’s Heart Failure and CRM (EMEA) businesses from June 2017 to June 2023, prior to which he served as Senior Vice President, Heart Failure from July 2008 to June 2017. Mr. John’s career began with Pfizer, Guidant and Medtronic as a sales representative and leadership positions of increasing responsibility. Mr. John received a B.S. from the University of North Texas and his M.A. from the University of Alabama.

Jared Oasheim has served as the Company’s Chief Financial Officer since October 2020 and has over 20 years of finance experience. Mr. Oasheim joined the Company in August 2015 as VP of Finance/Controller. Prior to joining the Company, Mr. Oasheim held various leadership roles at three emerging growth technology companies after starting his career with KPMG LLP. Mr. Oasheim received a B.S. in Accounting from the Carlson School of Management at the University of Minnesota. He is a certified public accountant (inactive).

Paul Verrastro has served as the Company’s Chief Marketing Officer since January 2021 and became Chief Marketing and Strategy Officer in June 2022. He has over 34 years of experience in the cardiac rhythm market. Prior to joining the Company, Mr. Verrastro managed his own consulting business, working with clients such as St. Jude Medical, Abbott Cardiovascular and Medtronic CRDM. Mr. Verrastro started his career as a sales representative for Medtronic, and after ten years in the field, he joined Guidant Corporation as Director of Implantable Cardiac Defibrillators Marketing. Mr. Verrastro then served as Vice President of Marketing for all of Guidant Corporation in Europe and later as Vice President of Global Marketing for their customer relationship management division. In May 2011, Mr. Verrastro rejoined Medtronic as Vice President of Global Strategic Marketing. Over his career, he has helped bring a number of new technologies to market, including implantable cardiac defibrillators, cardiac resynchronization therapies, implantable loop recorders and leadless pacing. Mr. Verrastro received a B.S. degree from Syracuse University.

EXECUTIVE COMPENSATION

This section describes the material components of the Company’s executive compensation program for the executive officers who are named in the “Summary Compensation Table” below. In 2024, our named executive officers (“NEOs”) and their positions were as follows:

•	Kevin Hykes, President and Chief Executive Officer

•	Jared Oasheim, Chief Financial Officer

•	Robert John, Chief Revenue Officer

•	Nadim Yared, former President and Chief Executive Officer

As an “emerging growth company” within the meaning of the JOBS Act, we have opted to comply with the reduced executive compensation disclosure requirements available to emerging growth companies pursuant to the JOBS Act, which require compensation disclosure for each person who served as our principal executive officer and the two most highly compensated executive officers other than our principal executive officers.

Executive Officer Transitions and Key 2024 Compensation Decisions

Effective February 12, 2024, the Board appointed Mr. Hykes, who was then serving as a member of the Board, as President and Chief Executive Officer. Mr. Hykes succeeded Mr. Yared, who had previously announced his plans to retire upon appointment of his successor. Mr. Yared also retired as a member of the Board and remained a consultant with the Company pursuant to the terms of a transition and consulting agreement through December 31, 2024 (as described below, the “Transition and Consulting Agreement”). Mr. John was appointed Chief Revenue Officer effective June 27, 2024.

In addition to approving compensation for the appointments and transitions described above and determining annual compensation for the senior management team, in July 2024, the Compensation Committee reviewed the internal alignment of long-term incentives among the Company’s senior management team. Based on this review, on July 31, 2024, the Compensation Committee granted a stock option to acquire 180,000 shares of the Company’s common stock to Mr. Hykes. The stock option has the same terms as the Company’s regular annual grants for executive officers, including vesting (25% of the shares will vest on the first anniversary of the date of grant and 1/48th of the shares will vest each month thereafter).

Summary Compensation Table

The following table discloses compensation paid by us during the fiscal years set forth below to our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin Hykes President and Chief Executive Officer	2024	569,946	165,276	7,822,980	184,724	13,800	8,756,626

Jared Oasheim Chief Financial Officer	2024	414,000	—	1,051,620	89,469	13,800	1,568,889
	2023	380,000	—	740,656	196,724	—	1,317,380

Robert John Chief Revenue Officer	2024	241,154	—	1,124,081	111,852	10,685	1,487,502

Nadim Yared Former President and Chief Executive Officer	2024	70,233	—	8,800,453	—	212,083	9,082,769
	2023	577,300	—	2,116,160	448,297	851	3,142,608

(1)	The amount for Mr. Hykes reflects a $150,000 sign-on bonus in connection with his appointment as President and Chief Executive Officer in February and an incremental discretionary bonus of $15,276 to recognize his accomplishments during 2024 in recruiting critical executive team members and realigning the Company’s commercialization and other strategic initiatives that was paid at the same time as other bonuses for fiscal 2024.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in the relevant year, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

The amount for Mr. Hykes includes a stock option with a grant date fair value of $6.6 million granted in connection with his appointment as President and Chief Executive Officer in February 2024 and a stock option with a grant date fair value of $1.2 million granted in July 2024 in connection with the Compensation Committee’s review of internal alignment of long-term incentives among the Company’s senior management team.

The amount for Mr. Yared includes a stock option with a grant date value of $0.4 million granted in February 2024 and $8.4 million of incremental fair value as of the modification date related to the amendment of certain of his stock option agreements in connection with his retirement as described below.

(3)	The amounts represent the annual cash incentive awards earned by each NEO.

(4)	The amounts represent 401(k) matching contributions. The amount reported for Mr. Yared in the All Other Compensation column for 2024 represent a pro-rated bonus payment of $119,438 pursuant to the terms of the Transition and Consulting Agreement, $49,000 related to paid time, $29,800 for consulting fees under the Transition and Consulting Agreement, $13,800 for 401(k) matching contributions, and $45 related to reimbursement of commuting expenses. The amount reported for Mr. Yared in the All Other Compensation column for 2023 represent reimbursement for commuting expenses.

Narrative to Summary Compensation Table

2024 Base Salaries

Our NEOs receive a base salary to compensate them for services rendered to the Company, which are reviewed annually by the Compensation Committee. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. Base salaries for our NEOs for 2024 and 2023 are set forth below. Actual salary amounts paid to each NEO are set forth in the “Salary” column of the “Summary Compensation Table” above. Base salaries actually paid reflect the pro-rated amounts of base salary in effect for each portion of the year, where applicable.

Name	2024 Base Salary ($)	2023 Base Salary ($)
Kevin Hykes	640,000	—
Jared Oasheim	414,000	380,000
Robert John	475,000	—
Nadim Yared	637,000	577,300

2024 Annual Incentive Awards

Our NEOs are eligible to receive a cash payment based on our achievement of certain financial and individual performance goals. Our NEO’s and the Company’s performance determine the amount, if any, of awards earned. Such awards are based on performance relative to the established targets, which are established annually by the Compensation Committee.

The Compensation Committee determined that the annual incentive opportunity for our NEOs in 2024 would be based on the Company’s achievement of revenue and operational goals, including BAROSTIM implants in the U.S., worldwide revenue, U.S. heart failure revenue, European revenue, cash expenditures and a corporate objective. The weightings of the goals varied among our NEOs as reflected below:

Metric	Mr. Hykes	Mr. Oasheim	Mr. John	Mr. Yared
Heart failure implants in the U.S.	15%	15%	0%	15%
Worldwide revenue	50%	50%	0%	50%
U.S. heart failure revenue	0%	0%	100%	0%
European revenue	5%	5%	0%	5%
Cash expenditures	15%	15%	0%	15%
Corporate objective	15%	15%	0%	15%

Achievement against the stated goals is determined annually and can range from 0% to 150% of the portion of the target incentive amount attributed to each goal. The annual target incentive opportunities (expressed as a percentage of base salary) for 2024 for our NEOs were as follows, and, for the sake of clarity, our NEOs can earn more or less than target based on the achievement of the respective goals:

Name	Annual Target Incentive % of Base Salary
Kevin Hykes	75%
Jared Oasheim	50%
Robert John	50%

The 2024 annual cash incentive awards paid to our NEOs based on the Company’s and individual performance results are set forth below. The target percentages are pro-rated amounts based on the different target levels in effect for each portion of the year, where applicable. Pursuant to Mr. Yared’s Transition and Consulting Agreement, he was entitled to a bonus payout that was determined by reference to what his target bonus would have been for 2024 (75% of base salary) and pro-rated for the first quarter of the year, in lieu of a cash incentive award for 2024, payment of which was subject to his performance under the Transition and Consulting Agreement.

Name	Target Percentages (% of salary)	Target Award Value ($)	Actual Award Paid ($)	Paid Award (% of target)
Kevin Hykes	75%	427,385	184,724	43%
Jared Oasheim	50%	207,000	89,469	43%
Robert John	50%	120,577	111,582	93%

The actual 2024 annual cash incentive award amounts that were paid in 2024 are included in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

2024 Stock Option Grants

The Company uses stock options as the primary incentive for long-term compensation to our NEOs. All of the stock options will vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter. Each NEO’s unvested stock options generally terminate on his or her termination of employment for any reason, except that the unvested portion of the stock options will vest if the NEO’s employment is terminated by the NEO due to Constructive Discharge or by us for any reason other than for Cause during the first six months following a Change in Control of the Company. For these purposes, Constructive Discharge and Cause are defined in the applicable award agreement and are consistent with the same terms included in executive employment agreements as described under “Employment Agreements” below.

Other Elements of Compensation

401(k) Plan

The Company currently maintains a 401(k)-retirement savings plan (the “401(k) Plan”) for employees who satisfy certain eligibility requirements, including our NEOs. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. The Company believes that providing a vehicle for tax-deferred retirement savings through the 401(k) Plan adds to the overall desirability of our executive compensation package. In 2024, we matched 100% of the first 4% of each participant’s contributions.

Other Employee Benefits and Perquisites

All of our full-time U.S.-based employees, including our NEOs, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

The Company provides the statutorily required, country-specific health and welfare benefits to our European-based employees.

Employment Agreements

The Company has entered into an employment agreement with each of our NEOs. Each employment agreement sets forth an initial annual base salary and target bonus for the NEO and provides that the NEO’s future compensation will be determined annually by the Compensation Committee. Each NEO’s employment is terminable at will; provided that, 30 days advance notice must be provided in the event of a termination of the NEO’s employment without Cause or in the event of the NEO’s termination of employment due to resignation or Constructive Discharge. The terms “Cause” and “Constructive Discharge” are defined below.

Except as provided below, in the event of the NEO’s termination of employment without Cause or due to Constructive Discharge, the employment agreements provide for the NEO to receive continued payments of base salary for 12 months and reimbursement of medical insurance premiums for a period of 12 months.

In the event of the NEO’s termination of employment without Cause or due to Constructive Discharge during the Protection Period, which is the period commencing three months preceding a Change in Control of the Company and ending 18 months following a Change in Control of the Company, the employment agreements provide for the NEO to receive a lump sum payment of 18 months’ base salary in the case of the CEO, 12 months’ base salary in the case of the other NEOs and a lump sum payment of 150% of the current year’s target annual bonus in the case of the CEO, 100% of the current year’s target annual bonus in the case of the other NEOs and reimbursement of medical insurance premiums for a period of 18 months in the case of the CEO and 12 months in the case of the other NEOs. If there is no target bonus for the applicable NEO for the year of termination, the payment will be based on the average of the actual bonus paid to the executive in the three years preceding the termination. For these purposes, a Change in Control of the Company is defined substantially the same as in the 2021 Plan.

As defined in the employment agreements, “Constructive Discharge” generally means (i) without the NEO’s consent, the assignment of the NEO to employment responsibilities or duties which are of materially lesser status and degree of responsibility than the NEO’s position, responsibilities or duties on the date when the NEO commenced employment; (ii) without the NEO’s consent, the requirement that the NEO be based anywhere other than within 100 miles in the case of the CEO (50 miles in the case of the other NEOs) of the NEO’s then-current primary residence in the case of the CEO and our office location on the date the NEO commenced employment in the case of the other NEOs; and (iii) a material reduction in the NEO’s total compensation, including any bonus for which he is eligible, other than a reduction in compensation that is part of a general reduction in compensation for the Company’s senior management.

As defined in the employment agreements, “Cause” generally means the NEO’s (i) material breach of the NEO’s proprietary information and noncompetition agreement with the Company; (ii) willful and reckless job-related material misconduct, including material failure to perform the NEO’s duties as an officer or employee; (iii) commission of fraud, misappropriation or embezzlement in connection with the Company’s business; (iv) conviction of, or plead of nolo contendere to, criminal misconduct (excluding parking violations, occasional minor traffic violations, or similar infractions); or (v) established use of narcotics, liquor or illicit drugs having a detrimental effect on the performance of the NEO’s employment responsibilities.

Employment Agreement with Mr. Hykes

In connection with the appointment of Mr. Hykes as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Hykes with substantially the same terms described above. The employment agreement provides the following compensation for Mr. Hykes: (i) annual base salary of $640,000, (ii) target annual cash incentive of 75% of base salary (with the payout for 2024 prorated for the portion of the year during which Mr. Hykes serves as CEO), (iii) stock options to purchase 360,000 shares of the Company’s common stock upon the commencement of Mr. Hykes’ employment, and (iv) a cash sign-on bonus of $150,000 that was subject to repayment if Mr. Hykes’ employment was terminated by the Company for cause or if Mr. Hykes resigned other than for constructive discharge during the first year of his employment, which condition has now lapsed. The initial grant of stock options vests as to 25% of the shares on the first anniversary of the date of grant and in successive equal monthly installments over the subsequent three years, subject to continued employment with the Company and the terms and conditions in the stock option agreement, and, in addition to the Company’s standard vesting terms, provide for continued vesting of the stock options in the event Mr. Hykes’ employment is terminated by the Company without cause within the first two years following the grant date, subject to compliance with certain covenants.

Equity Award Agreements

Stock options granted by the Company generally provide for acceleration of vesting upon the death or disability of the NEO. In addition, for stock options granted to NEOs on or after June 29, 2021, stock options will vest in the event of the NEO’s termination of employment without Cause or due to Constructive Discharge during the Protection Period in connection with a Change in Control of the Company.

Transition and Consulting Agreement with Mr. Yared

In connection with Mr. Yared’s retirement as President and Chief Executive Officer, the Company entered into a Transition and Consulting Agreement with Mr. Yared. Mr. Yared was paid a consulting fee of $550 per hour and a bonus of $119,438 for 2024, which was determined by reference to what his target bonus would have been for 2024 and pro-rated for the first quarter of the year for his performance under the consulting services and transition of his responsibilities to the new CEO. In addition, Mr. Yared is entitled to continued vesting of his stock options so long as he complies with certain post-employment restrictive covenants and a stock ownership condition, and he will have until the earlier of five years from the date of termination of his employment or the stated expiration date of the option to exercise his stock options. The consulting arrangement with Mr. Yared ended December 31, 2024 pursuant to the terms of the Transition and Consulting Agreement.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table presents information regarding outstanding equity awards held as of December 31, 2024 by our NEOs.

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Kevin Hykes	12/21/2022(1)	5,246	—		15.780	12/21/2032
	12/21/2022(1)	14,515	7,261	(2)	15.780	12/21/2032
	6/5/2023(1)	12,012	—		12.330	6/4/2033
	2/12/2024	—	360,000	(3)	23.610	2/11/2034
	7/31/2024	—	180,000	(3)	8.550	7/30/2034
Jared Oasheim	7/24/2020	11,732	—		3.955	7/23/2029
	10/1/2020	15,163	—		4.350	9/30/2030
	10/1/2020	6,844	—		4.350	9/30/2030
	10/1/2020	6,781	—		4.350	9/30/2030
	10/16/2020	37,928	—		4.350	9/30/2030
	2/4/2021	29,077	1,265	(3)	7.119	2/3/2031
	6/29/2021	32,112	4,588	(3)	18.000	6/28/2031
	1/18/2022	40,979	15,221	(3)	9.080	1/17/2032
	8/2/2022	11,666	8,334	(3)	9.010	8/1/2032
	1/18/2023	33,541	36,459	(3)	15.220	1/17/2033
	2/2/2024	—	55,000	(3)	24.420	2/1/2034

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Robert John	6/27/2024	—	122,192	(3)	11.700	6/26/2034
Nadim Yared	7/29/2009	3,375	—		0.237	8/6/2025
	7/1/2015	3,583	—		0.237	6/30/2025
	9/28/2016	10,825	—		0.237	9/27/2026
	2/16/2018	67,041	—		0.237	2/15/2028
	1/28/2019	77,424	—		0.237	2/15/2028
	7/24/2019	87,690	—		3.955	2/10/2029
	10/1/2020	101,084	—		4.350	2/10/2029
	10/1/2020	45,635	—		4.350	2/10/2029
	10/1/2020	44,859	—		4.350	2/10/2029
	2/4/2021	48,462	2,108	(3)	7.119	2/10/2029
	6/29/2021	85,575	12,225	(3)	18.000	2/10/2029
	1/18/2022	135,916	50,484	(3)	9.080	2/10/2029
	8/2/2022	35,000	25,000	(3)	9.010	2/10/2029
	1/18/2023	95,833	104,167	(3)	15.220	2/10/2029
	2/2/2024	—	22,050	(3)	24.420	2/10/2029

(1)	Reflects stock options granted to Mr. Hykes during his service as a non-employee director before he was appointed President and Chief Executive Officer in February 2024.

(2)	Vests as to one-third of the shares on each annual anniversary of the date of grant.

(3)	The vesting schedule provides for 25% of the shares forming part of each grant to vest on the first anniversary of the grant date, and for 1/48th of the shares to vest monthly thereafter, subject to the NEO’s continuous employment through the relevant vesting dates.

Policies and Practices Related to the Grant of Equity Awards

The Company does not have any formal policy that requires it to grant, or avoid granting, equity awards to the executive officers at certain times. Historically, the Compensation Committee has granted equity awards, in the form of stock options, in connection with annual compensation decisions at its first regular meeting of the year, and awards for newly hired executive officers were made at a regular meeting or, when appropriate, in connection with the hire of an executive officer. Commencing in 2025, the Company granted, and expects to continue to grant, annual equity awards on the last business day of February, which will generally occur after the Company has released its financial results and filed the related Annual Report on Form 10-K for the most recently completed fiscal year. As a result, in all cases, the timing of the grant of stock options, has occurred, and will occur, independent of the release of any material, nonpublic information, and the Company does not time the disclosure of material, nonpublic information for the purpose of affecting the value or exercise price of stock options.

As disclosed in the table below, two stock options granted to the Company’s President and Chief Executive Officer occurred within four business days before to one business day after the filing of a periodic report, due in large part to events related to the Company’s hire of the new President and Chief Executive Officer. In connection with his appointment as President and Chief Executive Officer effective February 12, 2024, Mr. Hykes received a stock option on the date he commenced employment, which was one business day after the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The Compensation Committee granted an additional stock option to the President and Chief Executive Officer following the Compensation Committee’s review of the internal alignment of long-term incentives among the Company’s senior management team, which occurred two business days before the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. In both cases, at least one full business day has passed following the release of the Company’s financial results for the respective fiscal periods because the Company announced its financial results through an earnings release filed earlier than the related periodic report.

Name	Grant Date	Number of Securities Underlying the Award (#)	Exercise Price ($)	Grant Date Fair Value of the Award ($)	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Nonpublic Information (1)
Kevin Hykes	2/12/2024	360,000	23.61	6,588,252	(3.12)%
Kevin Hykes	7/31/2024	180,000	8.55	1,234,728	1.93%

(1)	The table requires disclosure of these option grants; however, the Company does not believe that the heading of this column applies as the periodic reports filed in proximity to the grants were issued after the Company had already disclosed financial results for the respective fiscal periods and did not contain any material, nonpublic information.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all the Company’s equity compensation plans as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	5,546,017	(1)	11.82	1,775,725	(3)
Equity compensation plans not approved by stockholders	4,402	(2)	2.69	—
Total	5,550,419		11.81	1,775,725	(3)

(1)	Amount includes 771,916 shares of common stock issuable under the 2001 Plan pursuant to stock options outstanding thereunder and 4,774,101 shares of common stock issuable under the 2021 Plan pursuant to stock options outstanding thereunder.

(2)	Amount includes 4,402 shares of common stock issuable pursuant to stock options issued to the employers of certain non-employee directors, which were not issued under the 2001 Plan or the 2021 Plan, but that have terms substantially the same as the standard form of option agreement for other non-employee directors.

(3)	Amounts include 1,142,918 shares of common stock available for future issuance under our 2021 Plan and 632,807 shares of common stock available for issuance under our Employee Stock Purchase Plan (the “ESPP”). The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (a) 5% of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of each automatic increase, or (b) such lesser number of shares as determined by the Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year, or (ii) such lesser number of shares determined by the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

The Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, the Audit Committee is tasked to consider all relevant facts and circumstances, including but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All the transactions described in this section occurred prior to the adoption of this policy but are reviewed on a regular basis by the Audit Committee.

Related Party Transactions

The following is a description of transactions to which we were a party since January 1, 2024 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

The Company entered into the eighth amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with the holders of the Company’s outstanding convertible preferred stock, including entities with which certain of its directors are affiliated, and certain holders of common stock. Pursuant to the Investors’ Rights Agreement, the parties thereto, which include certain of our directors and executive officers, and entities affiliated therewith, are entitled to rights with respect to the registration of their shares of the Company’s common stock under the Securities Act.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Secretary, CVRx, Inc., 9201 West Broadway Avenue, Suite 650, Minneapolis, MN 55445, or by telephone at (763) 416-2840, the Company will deliver promptly a separate copy of the Notice and, if applicable, proxy materials to any stockholder at a shared address to which it delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder or stockholders sharing the same address are receiving multiple copies, to request that the Company only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, Equiniti Trust Company, LLC.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 18, 2025, is available without charge upon written request to Investor Relations, CVRx, Inc., 9201 West Broadway Avenue, Suite 650, Minneapolis, MN 55445 or by accessing a copy on the Company’s website at ir.cvrx.com/investor-relations in the Investors section under “Financial Information.” Information on or accessible through the Company’s website is not incorporated by reference in this Proxy Statement.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVRX2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68944-P25320

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CVRX, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Ballinger
02) Mitch Hill

The Board of Directors recommends you vote FOR Proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V68945-P25320

CVRX, INC.
Annual Meeting of Stockholders
June 3, 2025 11:00 AM CT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Kevin Hykes and Jared Oasheim with full power of substitution, to represent the undersigned and to vote all of the shares of stock in CVRx, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/CVRX2025 on June 3, 2025 at 11:00 a.m. Central Time and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted as specified on the reverse side. If this proxy is signed, but no choice is specified, this proxy will be voted FOR each of the nominees in Proposal 1 and FOR Proposal 2. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side